Exhibit 10.1
MYOVANT SCIENCES, LTD.
AMENDMENT NO. 1 TO THE STOCK OPTION GRANT NOTICE
THIS AMENDMENT NO. 1 TO THE STOCK OPTION GRANT NOTICE (this “Amendment”) is entered into as of August 26, 2019, by and between Myovant Sciences, Ltd. (the “Company”), and [Name]1 (“Optionholder”).
RECITALS
WHEREAS, the Company and Optionholder entered into that certain Stock Option Grant Notice and Option Agreement pursuant to which the Company granted the Optionholder an option set forth on Exhibit A attached hereto (such option being this “Option”; and such Option Agreement being the “Option Agreement”); and
WHEREAS, the Company and Optionholder desire to amend certain terms of the Stock Option Grant Notice to the Option Agreement; and the Compensation Committee of the Board of Directors has adopted resolutions approving such changes.
NOW, THEREFORE, the parties agree that the Exercise Schedule in the Stock Option Grant Notice is amended by adding the following language:

(a)
Optionholder shall not exercise any portion of the Option that has vested as of August 26, 2019 (the “Effective Date”) which vested portion is set forth on Exhibit A attached hereto (the “Vested Option”), for a period of one year commencing on the Effective Date and ending on the first anniversary date of the Effective Date (the “Non-Exercise Period”).

(b)
If during the Non-Exercise Period, the Optionholder’s Continuous Service is terminated for Cause or the Optionholder resigns other than for Good Reason, the Vested Option shall terminate immediately upon such Optionholder’s termination of Continuous Service, and the Optionholder shall be prohibited from exercising the Vested Option from and after the time of such termination of Continuous Service. Good Reason” shall mean the occurrence of any of the following events without the Optionholder’s consent: (i) reduction of the Optionholder’s base salary as initially set forth or as the same may be increased from time to time; (ii) material reduction in the Optionholder’s authority, duties or responsibilities, as compared to the Optionholder’s authority, duties or responsibilities immediately prior to such reduction, without limiting the foregoing, including a change in the Optionholder’s reporting responsibilities; (iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change of Control; or (iv) once a principal location of employment is selected, a change in the Optionholder’s principal location of employment, resulting in an increase in the Optionholder’s one-way driving distance by more than thirty (30) miles from the Optionholder’s then current principal residence on file with the Company; provided, however, that any resignation by the Optionholder shall only be deemed for Good Reason pursuant to this definition if: (1) the Optionholder gives the Company written notice of the Optionholder’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Optionholder believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice; and (3) the Optionholder voluntarily terminates his employment within thirty (30) days following the end of the above referenced 30-day period.

______________________________
1 Each of Frank Karbe, Matthew Lang, Juan Camilo Arjona Ferreira entered into an Amendment to the Option Agreement in this form with respect to each of his affected options.

(c)
If during the Non-Exercise Period, the Optionholder’s Continuous Service is terminated by the Company without Cause or the Optionholder resigns for Good Reason, the Optionholder may exercise the Vested Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service absent the Non-Exercise Period) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service, and (ii) the expiration of the term of this Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise the Vested Option within the applicable time frame, such Vested Option shall terminate.

(d)
If during the Non-Exercise Period, a Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise the Vested Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service absent the Non-Exercise Period), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service, and (ii) the expiration of the term of this Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise the Vested Option within the applicable time frame, the Vested Option (as applicable) shall terminate.

(e)
If during the Non-Exercise Period, (i) a Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement for exercisability after the termination of the Optionholder’s Continuous Service (for a reason other than death), then the Vested Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death absent the Non-Exercise Period) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Vested Option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), and (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the applicable time frame, the Option (as applicable) shall terminate.

(f)	The exercise price of this Option is amended to be equal to the closing price of the Company’s Common Shares as listed on the New York Stock Exchange on the Effective Date.

(g)	Except to the extent amended hereby, the Option Agreement, and all of its terms and provisions, shall remain in full force and effect.
This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO STOCK OPTION GRANT NOTICE as of the date set forth in the first paragraph hereof.
MYOVANT SCIENCES, LTD.:
By:______________________
Name:
Its:

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO STOCK OPTION GRANT NOTICE as of the date set forth in the first paragraph hereof.

OPTIONHOLDER:
_____________________________
[Name]

Exhibit A
Option and Vested Portion as of Effective Date